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                                                                     EXHIBIT 4.2

                         PROVIDENT AMERICAN CORPORATION
                    1996 EMPLOYEE INCENTIVE STOCK OPTION PLAN



         1.    Purpose of the Plan.

               The purpose of this 1996 Employee Incentive Stock Option Plan ("Plan") is to afford an incentive to key employees of Provident American Corporation ("PAMCO") and its affiliates and subsidiaries (collectively "the Company"), to acquire a proprietary interest in PAMCO and to enable the Company to attract and retain such key employees.

        2.     The Stock

               Except as provided in Section 7 hereof, the number of shares of stock which may be optioned and sold under the Plan is 950,000 shares of Common Stock, $.10 par value, of PAMCO (the 950,000 shares or any portion thereof shall hereinafter be referred to as "Shares"). If options granted under this Plan shall expire or terminate for any reason without having been exercised in full, the unpurchased Shares subject thereto shall again be available for the granting of options under this Plan. Shares which are the subject of options to purchase may be made available from authorized and unissued stock or from treasury stock.

        3.     Eligibility

               An option shall be granted only to a person who at the time of the grant is a key employee of the Company. The term "key employee" shall mean an employee (including officers) who has responsibility for the management, administration, or support of the management or administration of the Company. The Company's Board of Directors (the "Board"), based upon the recommendation of the Committee (defined in Section 8 hereof), shall determine from time to time the key employees to whom options shall be granted, any criteria for such options, the number of Shares subject to each option, the exercise price of the option, such restrictions on exercise as are permitted under Section 422 of the Internal Revenue Code of 1986, as it may be amended from time to time (the "Code"), and the other terms and conditions thereof. An option shall not be granted to any employee who owns, directly or indirectly, more than ten percent (10%) of the total combined voting power of all classes of stock of the Company, unless such option shall satisfy the special rules set forth in Section 422A(c)(8) of the Code for the grant of an incentive stock option to such a 10-percent shareholder. For purposes of this provision, ownership of stock in the Company shall be determined under Section 425(d) of the Code.

        4.     Price

               The price at which Shares may be purchased upon exercise of each option ("option price") shall be fixed by the Board at the time of the grant of such option and shall not be less than 100% of the fair market value of the


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stock at the time the option is granted. The Board shall, in good faith, determine the fair market value of the stock based upon a reasonable method of valuation adopted by the Board or the Committee, or such other method as may be permitted by the Code, or regulations or rulings promulgated thereunder. In no event shall the option price be less than the par value of the Shares. The Board will use its best efforts to determine the fair market value of the Shares subject to the option, but neither the Board nor the Company will be responsible for the payment of any tax which may be imposed upon the participants, nor will they reimburse participants for their payment of any tax so imposed. Neither the Company, the Boards of Directors, the Committee nor any member thereof makes or shall make any representation or warranty to any participant regarding the consequences or effects of participation in the Plan for federal or state income tax or any other purpose.

               Nothing contained in this Plan or in any option agreement issued hereunder shall impose any liability or responsibility on the Company, the Boards of Directors, the Committee or any member of any of the foregoing to pay or reimburse any participant for the payment of any tax arising out of, or on account of the issuance of, an option or options hereunder to any participant, a participant's exercise of any option issued under this Plan, or a participant's sale, transfer or other disposition of any Shares acquired pursuant to the exercise of an option issued hereunder. Any person receiving an option hereunder shall expressly acknowledge and agree that such participation is voluntary and that the participant will be solely responsible for all taxes to which he or she may be or become subject as a consequence of such participation.

        5.     Option Terms

               (a) Subject to the provisions and limitations of this Plan, and subject to applicable securities, tax and other laws and regulations, options may be granted at such time or times and pursuant to such terms and conditions as may be determined by the Board at the recommendation of the Committee during the period this Plan is in effect.

               (b) Each option, which shall become exercisable in accordance with its terms, must be exercised within five (5) years after the date on which it first becomes exercisable. Each option shall further provide that it may not be exercised in full or in part after the expiration of ten (10) years from the date such option is granted. Unless otherwise provided in the stock option agreement issued pursuant hereto and except as set forth below, options which have been granted to an employee will continue to be exercisable only so long as the optionee remains an employee of the Company. Notwithstanding anything to the contrary contained in this Section 5, the Board may, in its sole discretion, accelerate the option exercise period, based upon its evaluation of an optionee's individual performance.

               (c) Any option granted to an employee which, when aggregated with all other incentive stock options granted after December 31, 1986, to such employee by the Company, would result in shares having an aggregate fair market value (determined for each share as of the date of grant of the option covering such share) in excess of $100,000 becoming first available for purchase upon exercise of the option during any calendar year shall be deemed to be a non-statutory stock option and upon the exercise thereof, the gain

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shall be apportioned accordingly between the gain attributable to the statutory stock options and the non-statutory stock options in the order in which the options were granted.

               (d) Shares to be purchased upon the exercise of any option shall be paid for, in full, in cash, by wire transfer of funds to the Company's account, or by certified check payable to the order of PAMCO. During the three
(3) month period immediately prior to the date the right to exercise an option expires only, the shares to be purchased upon the exercise of that option may be purchased with certificates of stock issued by PAMCO, which stock shall be assigned a fair value by the Board in its discretion, and delivered to PAMCO at the time of such exercise (including stock which is part of the option being exercised).

               (e) Each option granted under the Plan shall be evidenced by a stock option agreement between PAMCO and the employee. The Board shall initially make all decisions as to the form of stock option agreement to be entered into with each optionee. All forms of stock option agreement shall contain such provisions, restrictions and conditions as are not inconsistent with this Plan but need not be identical. The provisions of this Plan shall be set forth in full or incorporated by reference in each stock option agreement.

               (f) In the event an optionee becomes permanently and totally disabled, dies, retires or otherwise ceases to be employed by the Company for any reason, including leaves of absence (other than a termination for cause), such optionee, or the executors, administrators, legatees or distributees of the estate of the optionee, shall have the right to exercise any option which became exercisable prior to retirement or cessation of employment but only within a period of three (3) months from the date of cessation of employment (but in any event not later than the termination date of the option), after which time any unexercised portion of all outstanding options shall expire. If the optionee dies during such three-month period, the executors, administrators, legatees or distributees of the optionee's estate shall have the right to exercise such options during the remainder of such period. In the event an option is exercised by the executors, administrators, legatees or distributees of the estate of the optionee, PAMCO shall be under no obligation to issue Shares hereunder unless and until PAMCO is satisfied that the person (or persons) exercising the option is the duly-appointed legal representative of the optionee's estate or the proper legatee or distributee thereof. In no event and under no circumstances may an option be exercised by an employee (or his personal representative) after termination of the optionee's employment for cause.


        6.     Non-Transferability

               No option granted hereunder shall be transferable by the optionee other than by will or by the laws of descent and distribution, and options shall be exercisable, during the optionee's lifetime only by such optionee; provided,

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however, that in the event an optionee shall be subject to a legal disability, his legal representative may exercise an option on his behalf.

        7.     Stock Dividends or Recapitalization

               In the event of a stock dividend paid in shares of the class of stock subject to any option outstanding hereunder, or capitalization, reclassification, splitup or combination of shares with respect to said class of stock, the Committee shall make appropriate adjustments to the option price under such option and to the kind and number of shares as to which such option is then exercisable, so that the optionee's proportionate interest shall be maintained as before the occurrence of such event, and in any case an appropriate adjustment shall also be made to the total number and kind of Shares of stock reserved for the future granting of options under this Plan. Any such adjustment made by the Committee pursuant to this Plan shall be binding upon the holders of all unexpired options outstanding hereunder.

        8.     Administration of the Plan

               This Plan shall be administered by the Board. An Option Administration Committee ("Committee"), consisting of three (3) or more employees, shall be elected from time to time by a majority of the entire Board of Directors and shall make recommendations periodically to the Board with respect to criteria for key employee participation in the Plan, the extent of employees' participation, and the form and content of the options to be granted. Options shall be granted only by the Board, which shall provide the form and content of the options to be granted, including such provisions, conditions, and such restrictions on exercise as are permitted under Section 422 of the Code, in addition to those included in this Plan, as the Board shall determine to be advisable; provided, however, that no such additional provisions or conditions shall be inconsistent with the provisions of this Plan. The Board or the Committee shall be authorized to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to it, and to make all other determinations necessary or appropriate for its administration.

        9.     Effective Date; Duration of the Plan; Amendments

               The Plan shall become effective upon adoption by the Board. At the next regular meeting of the shareholders of PAMCO, which shall be scheduled and will occur within twelve (12) months following the date of adoption by PAMCO's Board, this Plan will be presented for consideration and approval by the shareholders. If this Plan is not approved by the shareholders, this Plan shall terminate, and all options granted hereunder shall be immediately forfeited. Unless sooner terminated, the Plan shall expire ten (10) years from the date the Plan is adopted by the Board. The Plan may be altered, suspended, discontinued or terminated at any time by the approval of either the Board or the shareholders of PAMCO. Nothing contained herein shall be construed to permit a termination, modification, or amendment adversely affecting the rights of any optionee under an existing option theretofore granted without the consent of such optionee, except due to non-approval of the Plan by the shareholders.

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        10.    General

               (a) The provisions of this Plan shall be binding upon and inure to the benefit of the parties and their respective heirs, executors, administrators, personal representatives, successors and permitted assigns.

               (b) Wherever used herein, the singular shall be deemed to refer to and include the plural, and vice versa, where appropriate. Wherever used herein, the masculine shall be deemed to refer to and include the feminine and the neuter, and vice versa, where appropriate.

               (c) The rights of any participant under the Plan shall not be assignable by the participant and shall not be subject to the rights of creditors, and any attempt to cause such right to be so subjected shall not be recognized, except to such extent as may be required by law.

               (d) PAMCO, upon notice to participants, at any time or from time to time, may amend, modify or terminate any or all of the provisions of the Plan without the consent of any participant. No amendment shall have the effect of modifying any benefit election of any participant in effect at the time of such amendment, unless such amendment is made to comply with federal, state or local laws, statutes or regulations.

               (e) This Plan shall not be deemed to constitute a contract between the Company and any participant or to be a consideration or an inducement for any contract with any participant. Nothing contained in this Plan shall be deemed to give any participant the right to be retained in the service of the Company or to interfere with the right of the Company to terminate any participant's employment at any time, regardless of the effect which such termination shall have upon him as a participant of this Plan.

               (f) This Plan constitutes the entire agreement between the Company and the participant relative to the purchase of PAMCO stock. This Plan is governed by the laws of the Commonwealth of Pennsylvania.

               (g) If any provision of the Plan is held invalid or unenforceable, its invalidity or unenforceability shall not affect any other provisions of the Plan, and the Plan shall be construed and enforced as if such provision had not been included herein.


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